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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Friedman Industries, Incorporated of our report dated May 25, 2001, included in the 2001 Annual Report to Shareholders of Friedman Industries, Incorporated.

     Our audits also included the financial statement schedule of Friedman Industries, Incorporated listed in the response to Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan, 1995 Non-Employee Director Plan, as amended, 2000 Non-Employee Director Stock Plan and the 1989 Incentive Stock Option Plan, as amended, of our report dated May 25, 2001, with respect to the financial statements and schedule of Friedman Industries, Incorporated included in the 2001 Annual Report to Shareholders of Friedman Industries, Incorporated.

Houston, Texas
June 28, 2001